PRINCIPAL UNDERWRITER AGREEMENT

          THIS AGREEMENT effective as of the day of      , 2007, by and between
Liberty Life Insurance Company, a South Carolina life insurance company ("Insurer"), on its own behalf and on behalf of its Separate Accounts, listed on Schedule A as periodically amended as agreed by the parties hereto ("Separate Accounts"), and JBS Investment Group, LLC, a North Carolina corporation and a registered broker-dealer ("Principal Underwriter").

                                   WITNESSETH:

          WHEREAS, the Principal Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc.
(the "NASD");

          WHEREAS, the Separate Accounts were established on the dates indicated on Schedule A pursuant to applicable state law by resolution of Insurer's Board of Directors and registered as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act");

          WHEREAS, Insurer proposes to issue, through the Separate Accounts, certain contracts (the "Contracts"), which may be deemed to be securities under the Securities Act of 1933 (the "1933 Act");

          WHEREAS, the parties desire to have the Principal Underwriter act as principal underwriter in connection with the offer and sale of the Contracts under the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the parties agree as follows:

1. Insurer grants Principal Underwriter the exclusive right, during the term of this Agreement, subject to registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act, to be the principal underwriter of the Contracts issued through the Separate Accounts. Principal Underwriter will sell the Contracts under such terms as set by Insurer and will make such sales to purchasers permitted to buy the Contracts as specified in the prospectus.

       Principal Underwriter is not authorized to give any information, or to make any representations concerning the Contracts or the Separate Accounts other than those contained in the current registration statements or prospectuses relating to the Separate Accounts filed with the SEC or such sales literature as may be authorized by Insurer.

2. The Insurer and Principal Underwriter may from time to time enter into separate written agreements ("Selling Agreements") on such terms and conditions as the parties may determine, with one or more individuals or organizations which agree to participate in the distribution of the Contracts ("Dealers"). Such individuals or organizations shall be registered as broker-dealers under the 1934 Act and members of the NASD. Each such Dealer and its representatives soliciting applications for Contracts shall be duly and appropriately licensed for the sale of the Contracts under applicable insurance law and/or securities law of each state or other jurisdiction in which the Dealer or representative is required to be so licensed. The Selling Agreements shall be in such form as approved by Insurer

3. Insurer on behalf of the Separate Accounts shall furnish Principal Underwriter with copies of all prospectuses, financial statements and other documents which Principal Underwriter reasonably requests for use in connection with the distribution of the Contracts. Insurer, at its expense, shall provide to Principal Underwriter such number of copies of the current effective prospectuses as Principal Underwriter shall reasonably request. The Insurer reserves the right to reject any application or premium payment for a Contract and to withdraw the offering of the Contracts at any time.

4. The parties understand that certain sales literature and materials intended for use in connection with the sale of Contracts may require filings with and/or approvals from the SEC and/or the NASD. The Principal Underwriter, in cooperation with the Insurer, will make any such required regulatory filing or seek any such required approval in a timely manner.

5. The Principal Underwriter will execute such papers and do such acts and things as shall from time to time be reasonably requested by Insurer for the purpose of (a) maintaining the registration statements relating to the Contracts and the Separate Accounts under the 1933 Act and the 1940 Act, (b) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state and (c) entering into fund participation agreements, administrative services agreements and 12b-1 plan agreements. It will, however, remain the responsibility of Insurer to obtain and maintain all necessary approvals and registration of the Contracts with all relevant regulatory authorities.

6. The Insurer and Principal Underwriter agree to maintain and preserve the books and records as required by applicable state and federal law and to provide necessary assistance to one another for the accurate and timely preparation of such books and records.

7. Payments made in connection with the Contracts, whether premium of otherwise, are the exclusive property of Insurer. Such payments, if received by Principal Underwriter shall be held in a fiduciary capacity and shall be transmitted immediately to Insurer or its designated servicing agent in accordance with the administrative procedures of Insurer.

8. Each party hereto shall advise the other promptly of (a) any action of the SEC, NASD or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Separate Accounts or the Contracts, or the right to offer the Contracts for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change in the registration statements or prospectuses or statements of additional information in order to make the statements therein not misleading.

9. There shall be no compensation for either the services provided by the Principal Underwriter or the services provided by Insurer in connection with this Agreement. Insurer shall pay, on behalf of Principal Underwriter, by mutual agreement of the parties, any compensation to any Dealers and their registered representatives where appropriate, due under the terms of any Selling Agreement. Principal Underwriter shall keep and maintain all books and records regarding such compensation payments in accordance with NASD requirements. Insurer shall provide Principal Underwriter with all information necessary to keep and maintain such books and records.

         Insurer will reimburse the Principal Underwriter for all costs and expenses incurred by the Principal Underwriter in furnishing the services, materials, and supplies required by the terms of this Agreement. The charge to Insurer for such services, materials, and supplies shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Insurer by Principal Underwriter according to the terms set forth on Schedule B attached hereto.

10. The Insurer agrees to indemnify and hold harmless Principal Underwriter and its directors, officers and employees against any and all claims, liabilities, and expenses which Principal Underwriter may incur arising out of or based upon requests, directions, actions or inactions of or by Principal Underwriter or its employees in carrying out Principal Underwriter's obligations under this agreement unless such claim, liability or expense arises from or is based upon the gross negligence or willful misconduct of the Principal Underwriter or its employees. Principal Underwriter agrees to indemnify and hold harmless Insurer and its directors, officers and employees against any and all claims, liabilities, and expenses which the Insurer may incur arising out of or based upon the gross negligence or willful misconduct of Principal Underwriter or any of its employees.

11. The services of the Principal Underwriter and Insurer under this Agreement are not deemed to be exclusive and the Principal Underwriter and Insurer shall be free to render similar services to others.

12. This Agreement may be terminated at any time by either party upon not less than 60 days' written notice to the other party, provided that any termination by Principal Underwriter shall not be effective until Insurer shall have entered into an agreement with a successor principal underwriter for the Contracts. Principal Underwriter agrees to continue to act as principal underwriter until a successor assumes such undertaking. The Principal Underwriter shall not assign nor delegate its responsibilities under this Agreement without the prior written consent of Insurer.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of _____________.

14. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement may not be modified in any way unless by written agreement signed by the parties hereto.

15. The Insurer and the Principal Underwriter agree to abide by the requirements of the Gramm-Leach-Bliley Act and any other applicable federal or state law or regulation regarding the use, disclosure and safekeeping of consumer financial and health information.

16. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as shown below:

                  Insurer:  Liberty Life Insurance Company
                            2000 Wade Hampton Blvd.
                            Greenville, SC  29615
                            Attn:

                  Principal Underwriter:   JBS Investment Group, LLC
                                           8320 University Executive Park Drive
                                           Suite 112
                                           Charlotte, NC  28262
                                           Attn: Jeffrey D. Jones

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.


                   LIBERTY LIFE INSURANCE COMPANY,
                   on its own behalf and on behalf of the Separate Accounts


                   By:__________________________/_____________
                                                    Date

                   Print Name:
                   Title:


                   JBS INVESTMENT GROUP, LLC


                   By: __________________________/_____________
                                      Date

                   Print Name:
                   Title:





                                   SCHEDULE A












                                   SCHEDULE B